Exhibit 7

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 21, 2013, is made and entered into by and between Devon Energy Corporation, a Delaware corporation (“Devon DE”), and Stan Golemon (“Stockholder”) a stockholder of Crosstex Energy, Inc., a Delaware corporation (“Crosstex”).

R E C I T A L S

WHEREAS, Devon DE, Acacia Natural Gas Corp I, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Devon DE (“New Acacia”), Crosstex, New Public Rangers, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of Devon DE (“New Public Rangers”), Boomer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Public Rangers (“Boomer Merger Sub”), and Rangers Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Public Rangers (“Rangers Merger Sub”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), providing for, among other things, (i) the merger of Rangers Merger Sub with and into Crosstex, with Crosstex as the surviving entity and Crosstex becoming a wholly-owned subsidiary of New Public Rangers (the “Crosstex Merger”) and (ii) contemporaneously with the consummation of the Crosstex Merger, the merger of Boomer Merger Sub with and into New Acacia, with New Acacia as the surviving entity and New Acacia becoming a wholly-owned subsidiary of New Public Rangers (the “Devon Merger” and, together with the Crosstex Merger, the “Mergers”); and

WHEREAS, as an inducement to and condition of Devon DE’s willingness to enter into the Merger Agreement, Stockholder (solely in Stockholder’s capacity as such) has agreed to enter into this Agreement and vote the Covered Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Covered Shares” means, with respect to Stockholder at any time, (i) the Existing Shares and (ii) all additional shares of Crosstex Common Stock of which Stockholder acquires sole or shared voting power during the period from the date hereof through the Expiration Time.

(b) “Existing Shares” means all shares of Crosstex Common Stock of which Stockholder exercises sole or shared voting power as of the date hereof as set forth on Exhibit A hereto.

(c) “Expiration Time” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason; (ii) a Crosstex Recommendation Change in accordance with Section 6.4 of the Merger Agreement; (iii) such date and time as the Mergers shall become effective in accordance with the terms and provisions of the Merger Agreement; and (iv) such date and time as any amendment or change to the Merger Agreement is effected without Stockholder’s consent that decreases the Crosstex Merger Consideration.

(d) “Securities” means, with respect to Stockholder at any time, (i) the Existing Shares and (ii) all additional securities of Crosstex (including all shares of Crosstex Common Stock and any options and other rights to acquire shares of Crosstex Common Stock) of which Stockholder acquires sole or shared voting power (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like) during the period from the date hereof through the Expiration Time.

(e) A Person shall be deemed to have effected a “Transfer” of a Security if such Person directly or indirectly (i) sells (including short sales), pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Security or any interest in such Security; (ii) grants any proxies or power of attorney with respect to such Security other than pursuant to this Agreement; or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Security or any interest therein.

1.2 Other Definitional and Interpretative Provisions.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of or an Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any arty by virtue of the authorship of any provision of this Agreement.

ARTICLE II

VOTING AGREEMENT

2.1 Agreement to Vote Covered Shares.

(a) During the term of this Agreement, at the Crosstex Stockholder Meeting and every other meeting of the stockholders of Crosstex that is called and at which action is to be taken with respect to approval of the Merger Agreement, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Crosstex with respect to approval of the Merger Agreement, Stockholder (solely in Stockholder’s capacity as such, and not in any other capacity such as an officer or director) shall, or shall cause the holder of record on any applicable record date to, vote the Covered Shares in favor of (i) the adoption of the Merger Agreement and the transactions contemplated thereby, including the consummation of the Crosstex Merger and (ii) any related matter that must be approved by Stockholders of Crosstex in order for the transactions contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement.

(b) During the term of this Agreement, Stockholder (solely in Stockholder’s capacity as such, and not in any other capacity such as an officer or director) agrees not to vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal; (ii) reorganization, recapitalization, liquidation or winding-up of Crosstex or any other extraordinary transaction involving Crosstex; (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; or (iv) other matter in furtherance of any of the foregoing matters.

2.2 Other Voting Rights. Except as permitted by this Agreement, through the Expiration Time, Stockholder will continue to hold, and shall have the right to exercise, all voting rights related to the Covered Shares.

2.3 Grant of Irrevocable Proxy. Subject to Section 6.2, during the term of this Agreement, Stockholder irrevocably appoints Devon DE and any designee of Devon DE, and each of them individually, as Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of stockholders of Crosstex at which any of the matters described in Section 2.1 are to be considered through the Expiration Time, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1; provided, however, that Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, Stockholder has not delivered to the Secretary of Crosstex, at least two (2) Business Days prior to the applicable meeting, a duly executed irrevocable proxy card directing that the Covered Shares be voted in accordance with Section 2.1. This proxy, if it becomes effective, is given to secure the performance of the duties of Stockholder under this Agreement, and its existence will not be deemed to relieve Stockholder of his or its obligations under Section 2.1. This proxy shall expire and be deemed revoked automatically at the Expiration Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Devon DE that:

3.1 Organization. Stockholder (if not a natural person) is an entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated or constituted.

3.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.

3.3 Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Devon DE, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

3.4 No Conflict or Default. No consent, approval, authorization or permit of, or declaration or registration with or notification to, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or the compliance by Stockholder with the provisions hereof. None of the execution, delivery or performance of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (with or without notice or lapse of time or both) (a) result in a violation or breach of, or constitute a default (or give rise to any third party right of termination, cancellation, modification, acceleration or entitlement) under, any of the terms, conditions or provisions of any contract, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets (including the Covered Shares) may be bound; (b) result in the creation of a Lien on any of Stockholder’s assets or property (including the Covered Shares), except as created pursuant to this Agreement; or (c) constitute a violation by Stockholder of any applicable Law, in each case, except for such violations, breaches, defaults that would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Mergers and the other transactions contemplated by the Merger Agreement and this Agreement or otherwise reasonably be expected prevent or delay Stockholder from performing its or his obligations under this Agreement.

3.5 Ownership of Shares of Crosstex Common Stock. Except with respect to Transfers permitted by Section 5.1, Stockholder is the owner of the Existing Shares, all of which are owned free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares of Crosstex Common Stock), other than pursuant to this Agreement. None of the Existing Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Existing Shares, other than pursuant to this Agreement.

3.6 Total Shares of Crosstex Common Stock. Except for the Existing Shares and restricted share units granted pursuant to the Crosstex Energy, Inc. Long-Term Incentive Plan and the Crosstex Energy, Inc. 2009 Amended and Restated Long-Term Incentive Plan, as of the date hereof, Stockholder does not beneficially own any (a) shares of capital stock or voting securities of Crosstex; (b) securities of Crosstex convertible into or exchangeable for shares of capital stock or voting securities of Crosstex; or (c) options or other rights to acquire from Crosstex any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Crosstex.

3.7 No Litigation. There is no suit, claim, action, proceeding, investigation or arbitration pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder, or Stockholder’s assets or property, at law or in equity before or by any Governmental Entity or any other Person that would reasonably be expected to impair the ability of Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby. Stockholder is not subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would reasonably be expected to impair the ability of Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby.

3.8 Reliance. Stockholder understands and acknowledges that Devon DE is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.9 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Devon DE or Crosstex or any of their respective Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DEVON DE

Devon DE represents and warrants to Stockholder that:

4.1 Organization. Devon DE is a corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware.

4.2 Corporation Authorization. The execution, delivery and performance by Devon DE of this Agreement and the consummation by Devon DE of the transactions contemplated hereby are within the corporate powers of Devon DE and have been duly authorized by all necessary corporate action.

4.3 Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Devon DE and, assuming due authorization, execution and delivery hereof by Stockholders, constitutes a legal, valid and binding agreement of Devon DE, enforceable against Devon DE in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

ARTICLE V

COVENANTS

5.1 Transfer Restrictions. Stockholder agrees not to, during the term of this Agreement, cause or permit any Transfer of any Securities to be effected. Subject to Section 5.2, Stockholder shall not seek or solicit any Transfer. Stockholder agrees not to deposit (or permit the deposit of) any Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any Securities. This Section 5.1 shall not prohibit a Transfer of the Covered Shares by Stockholder to an Affiliate of Stockholder; provided, however, that such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Devon DE, to be bound by all of the terms of this Agreement.

5.2 Acquisition Proposals. Stockholder agrees (solely in Stockholder’s capacity as such) that Stockholder shall not, and shall not authorize or permit any of his or its Representatives to, directly or indirectly, take any action with respect to any Acquisition Proposal that Crosstex is prohibited from taking under Section 6.4 of the Merger Agreement as in effect on the date of this Agreement.

5.3 Further Assurances. Devon DE and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Directors and Officers. No Person executing this Agreement who is or becomes during the term of this Agreement a director or officer of Crosstex shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder in Stockholder’s capacity as a director or officer of Crosstex or any designee of Stockholder who is a director or officer of Crosstex from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Crosstex).

6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Devon DE any direct or indirect ownership or incidence of ownership of or with respect to the Securities owned by Stockholder. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to Stockholder, and Devon DE shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Crosstex or exercise any power or authority to direct Stockholder in the voting of any of the Securities owned by Stockholder, except as otherwise provided herein.

6.3 Publicity. Stockholder consents to and authorizes Devon DE and Crosstex to include and disclose in the Proxy Statement, the Registration Statement and in such other schedules, certificates, applications, agreements or documents, filed with the SEC or otherwise, as Devon DE and Crosstex reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

6.4 Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person; (b) upon confirmation of receipt when transmitted by an electronic transmission device (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day); or (c) on the next Business Day if transmitted by national overnight courier, in each addressed as follows: (i) if to Stockholder, to the address set forth below Stockholder’s name on the signature page hereto; and (ii) if to Devon DE, in accordance with Section 10.2 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to the other party by the Person entitled to receive such communication as provided above.

6.5 Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all parties.

6.6 Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

6.7 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.8 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

6.9 Assignment. Neither this Agreement nor any of the rights, interests nor any of the rights, interests or obligations hereunder shall be assigned by the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempted or purported assignment without such consent shall be null and void; provided, however, that Devon DE may transfer or assign its rights, interests and obligations to any Affiliate of Devon DE. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6.10 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11 Governing Law and Venue; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) The parties irrevocably submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, Proceeding or transactions shall be heard and determined in such a Delaware state or Federal court. The parties consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11(c).

6.12 Facsimiles; Counterparts. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

6.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

6.14 Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. In the event of any breach or threatened breach by any party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such provisions, and (b) an injunction restraining such breach or threatened breach. Neither party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of an injunctive relief on the basis that an adequate remedy at law may exist.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

DEVON ENERGY CORPORATION

By:	/s/ John Richels

John Richels
President and Chief Executive Officer

Signature Page to Voting Agreement

By:	/s/ Stan Goleman
Stan Goleman
Senior Vice President

Notice Address: Stan Golemon c/o Crosstex Energy, Inc. 2501 Cedar Springs Road, Suite 100 Dallas, Texas 75201

Signature Page to Voting Agreement

Exhibit A

36,566 shares

Exhibit A